Exhibit 99.1

ContextLogic Announces Stockholder Approval of Transaction with Qoo10

Transaction Closing Expected to Occur Later Today, April 19, 2024

SAN FRANCISCO, April 19, 2024 – ContextLogic Inc. (d/b/a Wish) (NASDAQ: WISH) (“ContextLogic” or the “Company”) announced its stockholders have approved the Asset Sale transaction with Qoo10 Pte. Ltd. (“Qoo10”) at yesterday’s Special Meeting of Stockholders (the “Special Meeting”). The transaction is expected to close later today, April 19, 2024.

Rishi Bajaj, who will become Chief Executive Officer and Chairman of the Board at the closing of the Asset Sale, stated: “On behalf of the Board of Directors, we would like to thank our stockholders for their support of the Asset Sale. Having achieved this important milestone, we look forward to closing the transaction later today and using the proceeds and our other post-closing cash to maximize the value of the Company’s NOLs for the benefit of our stockholders.”

Approval of the Asset Sale required the approval of the holders of at least a majority of the Company’s outstanding common shares. According to the preliminary results of the Special Meeting, approximately 51.5% of the Company’s outstanding shares voted in favor of approving the Asset Sale. Furthermore, of the shares that were voted at the Special Meeting, approximately 97% of those shares voted in favor of the transaction. ContextLogic will disclose the final vote results, as certified by the independent inspector of elections, on a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

As previously announced, upon the close of the transaction, Qoo10 will acquire substantially all of the Company’s operating assets and liabilities, principally comprising its Wish ecommerce platform, for approximately $173 million in cash. ContextLogic’s cash on hand (including the net proceeds from the Asset Sale) will be approximately $161 million. ContextLogic expects to begin trading under a new Nasdaq ticker symbol, “LOGC,” within 30 days after the consummation of the Asset Sale.

J.P. Morgan Securities LLC is acting as financial advisor to the Company and Sidley Austin LLP is acting as legal counsel.

About Wish

Wish brings an affordable and entertaining shopping experience to millions of consumers around the world. Since our founding in San Francisco in 2010, we have become one of the largest global ecommerce platforms, connecting millions of value-conscious consumers to hundreds of thousands of merchants globally. Wish combines technology and data science capabilities and an innovative discovery-based mobile shopping experience to create a highly-visual, entertaining, and personalized shopping experience for its users. For more information about the company or to download the Wish mobile app, visit www.wish.com or follow @Wish on Facebook, Instagram and TikTok or @WishShopping on X (formerly Twitter) and YouTube.

Forward Looking Statements

Except for historical information, all other information in this communication consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and related oral statements the Company, Qoo10 or acquiring subsidiary designated by Qoo10 (the “Buyer”) may make, are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. For example, (1) there can be no assurance as to the extent to which the post-closing Company will find opportunities to utilize the NOLs, and when any such utilization will occur, , (2) the outcome of any legal proceedings initiated against the Company, Qoo10 or the Buyer following the announcement of the Asset Sale and related transactions (the “Transactions”) could adversely affect the Company, Qoo10 or the Buyer, including the ability of each to consummate the Transactions, and (3) the Company may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. Neither the Company nor Qoo10 or the Buyer undertakes any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements are attributable to the Company, Qoo10 or the Buyer and/or any person acting on behalf of any of them.

Contacts

Investor Relations:

Ralph Fong, ContextLogic Inc.

ir@contextlogicinc.com

Media:

Carys Comerford-Green, Wish

press@wish.com

Nick Lamplough / Dan Moore / Jack Kelleher

Collected Strategies

WISH-CS@collectedstrategies.com